UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2017

INDIA GLOBALIZATION CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32830	20-2760393
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4336 Montgomery Ave, Bethesda, Maryland 20814
(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code: (301) 983-0998

                                                   N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K
India Globalization Capital, Inc.
April 3, 2017

Item 2.01.  Completion of Acquisition or Disposition of Assets.

As previously reported, on August 1, 2016, India Globalization Capital, Inc. ("IGC") acquired a 10% stake in a 1,000-room luxury hotel development project encompassing 6+ acres in Genting Highlands, Malaysia by subscribing to 10% stake in Brilliant Hallmark Sdn. Bhd. ("Brilliant") free and clear of all encumbrances.
Pursuant to the terms of the Share Subscription Agreement, Brilliant assigned, sold, and transferred to IGC 11 shares of Brilliant, which shares constituted 10% of the issued and outstanding shares of Brilliant. Likewise, as a consideration for the transaction, IGC issued to Brilliant the 4,000,000 shares of its common stock, valued at an agreed upon fair market value on June 2, 2016, of approximately $1.88 million.
On April 3, 2017, IGC sold back its ten percent holding in Brilliant Hallmark for a consideration of 4,000,000 shares of IGC’s Common Stock.
As a result of this transaction, 4,000,000 IGC common shares previously issued to Brilliant Hallmark, on August 4, 2016, will be returned and retired, thereby reducing the outstanding IGC shares from approximately 28,272,667 shares before the sale to approximately 24,272,667 shares after the sale.  In addition, the Brilliant Hallmark investment will be removed from the IGC balance sheet with an associated reduction of approximately $1.88 million. The Company does not expect to record a gain or loss from this transaction.
Item 9.01  Financial Statement and Exhibits.

(b) Pro Forma Financial Information.
In accordance with Item 9.01(b), the unaudited proforma condensed consolidated financial statements showing the effects of the transaction as required to be filed pursuant to Rule 8-05 of Regulation S-X for smaller reporting companies, if needed, will be filed by amendment to this report on Form 8-K within the stipulated period.

 (d) Exhibits.
The exhibits listed in the following Exhibit Index are filed as part of this current report.
Exhibit
Number	Exhibit Description

2.1
Sale of Brilliant Hallmark Investment Agreement, dated as of April 3, 2017, by and among India Globalization Capital, Inc., Brilliant Hallmark Sdn. Bhd., Incorporated in Malaysia, and Majority Shareholders of Brilliant Hallmark Sdn. Bhd.

99.1 99.2	Proforma Financial Information. * Press release issued by India Globalization Capital, Inc. on April 5, 2017.
* To filed by amendment to this report on Form 8-K within the stipulated period, if needed.

SIGNATURE

India Globalization Capital, Inc.

Date: April 5, 2017	By:	/s/ Ram Mukunda
Ram Mukunda
President and Chief Executive Officer